EXHIBIT 5.1

May 3, 2021

EVERTEC, Inc.
Cupey Center Building
Road 176, Kilometer 1.3
San Juan, Puerto Rico 00926

Re:    EVERTEC, Inc.
    Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as special Puerto Rico counsel to EVERTEC, Inc., a Puerto Rico corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of 11,654,803 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for resale by a certain selling stockholder listed in the Registration Statement (the “Selling Stockholder”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
The Common Stock being registered under the Registration Statement will have an indeterminate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.
In arriving at the opinion expressed below, we have examined originals or certified copies of the following documents:
a)the Registration Statement; and
b)the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Common Stock to be offered and sold by the Selling Stockholder is validly issued by the Company, fully paid and non-assessable.
The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.    We express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Puerto Rico.

B.    This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplements related thereto, as counsel for the Company that has passed on the validity of the Common Stock, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ O’NEILL & BORGES LLC